Exhibit 2.1
AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER
     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment No. 1”) is entered into as of 12:01 a.m. Pacific Time on October 29, 2010, by and among Cardiac Science Corporation, a Delaware corporation (the “Company”), Opto Circuits (India) Ltd., a public limited company incorporated under the laws of the nation of India (“Parent”), and Jolt Acquisition Company, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”).
     WHEREAS, Parent, the Company and Merger Sub are parties to an Agreement and Plan of Merger dated October 19, 2010 (the “Agreement”);
     WHEREAS, attached to the Agreement as Exhibit A is a list of conditions to the Offer;
     WHEREAS, Parent, Merger Sub and the Company desire to amend and restate such Exhibit A, to reflect corrected references to subparagraphs therein, and desire to enter into this Amendment No. 1 for the purposes of effecting such amendment and restatement;
     WHEREAS, Parent, Merger Sub and the Company also desire to amend the Agreement to correct certain other Sections therein and desire to enter into this Amendment No. 1 for purposes of effecting such amendments;
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.	Amendment and Restatement of Exhibit A to the Agreement. Upon execution hereof, Parent, Merger Sub and the Company hereby amend and restate Exhibit A to the Agreement, to read in the form of the Exhibit A attached hereto, and hereby further agree that all references in the Agreement to Exhibit A or the Offer Conditions, shall mean the provisions of Exhibit A attached hereto.

2.	Correction of Other Sections. Upon execution hereof, Parent, Merger Sub and the Company hereby further amend the Agreement by making the following changes to the following Sections of the Agreement:

(a) Section 2.4(b). The reference in the second sentence of Section 2.4(b) to “this Section 2.4(b)” is hereby changed to “Section 2.4(a)”.

(b) Section 2.4(d). The reference in the only sentence of Section 2.4(d) to “Section 2.3(a)” is hereby changed to “Section 2.4(a) ”.

(c) Section 4.2(a). The phrase “and all amounts payable under Section 4.4” is hereby deleted from both the first and last sentences of Section 4.2(a).

(d) Section 4.2(b). The phrase “and amounts payable under Section 4.4” is hereby deleted from the first sentence of Section 4.2(b).

(e) Section 4.4(a). The reference in the first sentence of Section 4.4(a) to “Section 7.14” is hereby changed to “Section 7.13”.

(f) Section 4.4(b). The reference in the first sentence of Section 4.4(b) to “Section 7.14” is hereby changed to “Section 7.13”, and the reference in the second sentence of Section 4.4(b) to “Section 4.5(b)” is hereby changed to “Section 4.4(b)”.

(g) Section 7.2. The reference in the last sentence of Section 7.2 to “July 25, 2010” is hereby changed to “June 25, 2010, as amended”.

(h) Section 10.6. The reference in the only sentence of Section 10.6 to “Section 3.4(a)” is hereby changed to “Section 4.4(a)” and the reference in the only sentence of Section 10.6 to “Section 3.4(b)” is hereby changed to “Section 4.4(b)”.

3.	Effect of this Amendment No. 1. Except for the amendment and restatement of Exhibit A pursuant to Paragraph 1, above, and the amendments set forth in Paragraph 2, above, the Agreement shall remain in full force and effect in accordance with its terms and all references in the Agreement to the “the Agreement” or “this Agreement” shall mean the Agreement, as amended by this Amendment No. 1.

4.	Use of Capitalized Terms. Any capitalized terms not defined in this Amendment No. 1 shall be used as defined in the Agreement.

5.	Counterparts. This Amendment No. 1 may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

6.	Governing Law. This Amendment No. 1 shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

7.	Headings. Headings of the articles and sections of this Amendment No. 1 are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.
[signatures on following page]

     IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Amendment No. 1 be signed by their respective officers thereunto duly authorized as of the date first written above.

CARDIAC SCIENCE CORPORATION, as the Company
By:	/s/ DAVID L. MARVER
	Name:	David L. Marver
	Title:	Chief Executive Officer and President

OPTO CIRCUITS (INDIA) LTD., as Parent
By:	/s/ VINOD RAMNANI
	Name:	Vinod Ramnani
	Title:	Chairman and Managing Director

JOLT ACQUISITION COMPANY, as Merger Sub
By:	/s/ ANSHUL VASWANEY
	Name:	Anshul Vaswaney
	Title:	President

EXHIBIT A
CONDITIONS OF THE OFFER
     Notwithstanding any other provisions of the Offer, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered shares of Common Stock unless:
(i)	There shall have been validly tendered and not validly withdrawn prior to the expiration date for the Offer (as it may have been extended or re-extended pursuant to the Agreement, the “Expiration Date”) that number of shares of Common Stock which, when added to the shares of Common Stock already owned by Parent and its Subsidiaries including Merger Sub, represents the greater of (x) at least a majority of the total number of outstanding shares of Common Stock on a fully diluted basis (which assumes conversion or exercise of all outstanding Options, or any other rights, options or warrants to acquire Common Stock) or (y) at least sixty percent (60%) of the issued and outstanding shares of Common Stock (for purposes hereof, the greater of such threshold shall be referred to herein as the “Minimum Tender Condition”);

(ii)	Any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the U.S. shall have expired or been terminated;

(iii)	No applicable Law and no permanent injunction or other judgment, order or decree entered, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction in the U.S. or any material foreign jurisdiction shall be and remain in effect which has the effect of making illegal or otherwise prohibiting the consummation of the Offer or any of the other Transactions, or imposes any material limitations on Parent’s ownership of the Company, or operation of all or a material portion of Parent’s, on the one hand, or the Company’s, on the other hand, businesses or assets or compels Parent or the Company or Parent’s Subsidiaries to dispose of or hold separate any material portion of the respective businesses or assets of Parent or the Company;

(iv)	There shall not then be pending any action, litigation or proceeding by any Governmental Entity that would reasonably be expected to result in any of the consequences referred to in subparagraph (iii) above;

(v)	The representations and warranties of the Company contained in this Agreement and in the certificate delivered by the Company pursuant to subparagraph (vii) below (disregarding for purposes of this subparagraph (v), any materiality or Company Material Adverse Effect qualifications contained in such representations and warranties) shall be true and correct in all respects both as of the date of the Agreement and as of the Offer Closing Date as though made on and as of the Offer Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date), except where the failure of any such representations or warranties to be so true and correct would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect;

(vi)	The Company shall have performed in all material respects all obligations required to be performed by it under the Agreement at or prior to the Offer Closing Date;

(vii)	The Company shall have delivered to Parent a certificate, signed by the chief executive officer and chief financial officer of the Company, to the effect that each of the conditions specified in subparagraphs (v) and (vi) above is satisfied;

(viii)	The Company and Parent shall not have reached an agreement that the Offer or the Agreement be terminated, and the Agreement shall not have been terminated in accordance with its terms; and

(ix)	There shall not have occurred any event or condition that has had a Company Material Adverse Effect.
               The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement.
               The foregoing conditions are for the benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition (defined herein)), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.